UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 22, 2007
LAND O’LAKES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	333-84486	41-0365145

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4001 Lexington Avenue North Arden Hills, Minnesota	55126

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (651) 481-2222
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b)).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE/ELECTION OF DIRECTORS
     At a meeting held on February 22, 2007, Land O’Lakes, Inc., a Minnesota cooperative corporation (the “Company”), announced the election of the two following directors to its Board:
     Mr. Myron Voth of Walton, Kansas was elected to represent Ag Region 3. Mr. Voth, along with his wife Phyllis, own Upland Farms, where they milk approximately 100 Holstein cows and farm about 1,000 acres. Mr. Voth is also the Chair of Mid-Kansas Cooperative (Moundridge, KS), a local, full-service cooperative. Mr. Voth, whose term runs until February 2011, replaces former Director Richard Epard.
     Mr. James Netto of Hanford California was elected to represent Dairy Region 80. Mr. Netto is the President of Netto Ag Inc., a custom silage harvesting company. He also oversees the operations of Double “N” Dairy, a subsidiary of Netto Ag Inc., that milks approximately 1,000 Holstein cows and farms 400 acres of corn, wheat and pistachios. Mr. Netto, whose term runs until February 2011, replaces former Director Manuel Maciel.
ITEM 8.01 OTHER EVENTS
     On February 21, 2007, the Company announced that it entered into an asset purchase and sale agreement with Saputo Cheese USA Inc. related to the assets of the Company’s Cheese & Protein International operation in Tulare, California. At its annual meeting yesterday afternoon, the Company announced that it expects to record a gain on the sale of those assets in the range of $20 to $30 million, assuming the transaction closes as expected.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LAND O’LAKES, INC.
Date: February 22, 2007	/s/ Peter Simonse
Peter Simonse
Vice President & Treasurer